Exhibit 99.1

American Finance Trust Confirms July 19, 2018 Listing on Nasdaq

NEW YORK, July 13, 2018 /PRNewswire/– American Finance Trust, Inc. (“AFIN”) confirmed today that, consistent with its previous announcements, it will list its shares of Class A Common Stock on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AFIN” on July 19, 2018.

The Class A shares being listed on July 19th represent 50% of AFIN’s outstanding common stock. The Company’s Class B-1 and Class B-2 Common Stock, representing 25% each of AFIN’s outstanding common stock, will automatically convert to Class A common stock and become listed on Nasdaq no later than 90 days and 180 days, respectively, from July 19, 2018. As a result, all of the shares of common stock will be fully listed within 180 days of the listing date.

About American Finance Trust

AFIN is a public real estate investment trust. As of March 31, 2018 AFIN’s real estate assets, at cost, total $3.5 billion. Its high quality diversified portfolio at March 31, 2018 consisted of 558 single-tenant net lease and multi-tenant retail and lifestyle center properties with an average weighted remaining lease term of 8.3 years. Its 19.1 million square foot portfolio was 94.3% occupied at that time.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFIN’s most recent Annual Report on Form 10-K and AFIN’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063